SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 11, 2006

Date of Report

(Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State of Incorporation)	1-10254 (Commission File Number)	58-1493818 (IRS Employer Identification No.)

1600 First Avenue, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2267

(Registrant's telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On July 11, 2006, Total System Services, Inc. (“TSYS”) announced that it had acquired through a series of stock and asset purchase transactions (the “Acquisitions”) certain processing, licensing, development and support of card management systems to the banking and financial services industry of the CTL Group (comprised of Card Tech Limited (“CTL”), Card Tech Research Limited (“CTRL”), CTL Card Tech Services Limited (Cyprus) (“CTSL”) and Card Tech Services (Malaysia) SDN BHD (“CTML”) (collectively, the “CTL Business”)). A copy of TSYS’ press release announcing the Acquisitions is attached hereto as Exhibit 99.1 and incorporated herein by reference. The aggregate consideration paid by TSYS for the CTL Business was $54.5 million in cash, subject to adjustment for working capital and an increase of $3.17 million for post closing tax adjustments. An aggregate of $8.0 million will be held in escrow to satisfy any post-closing claims or purchase price adjustments. In connection with the Acquisitions, CTL-R LTD (Russia) agreed to continue to provide certain services to CTSL. Aggregate fees under this agreement are approximately $2.0 million annually, payable monthly in arrears subject to review on an annual basis. After the acquisition, the CTL Group will be known as TSYS Card Tech Group.

TSYS purchased the CTL Business from shareholders Jaffar Agha-Jaffar, Bashar Chalabi, CTL and CTSL. Jaffar and Chalabi will remain employed by the TSYS Card Tech Group following the consummation of the Acquisitions pursuant to separate employment agreements. In addition, provided each remains in the employ of TSYS Card Tech Group through the end of December 2008, Jaffar and Bashar and certain other members of management will be eligible to receive retention bonuses which in the aggregate equal $2.1 million. Jaffar and Bashar and certain other members of management nominated by Jaffar are also eligible to receive performance bonuses based on target net income (before taxes) of the TSYS Card Tech Group for the twelve month period ending December 31, 2008. The aggregate maximum performance bonuses payable is $3.0 million if certain performance targets are met based on a formula. In the event any such employee is terminated without cause prior to December, 2008, such employee shall be entitled to a pro rata portion of such bonuses.

The principal agreements relating to the Acquisitions include the following (collectively, the “Acquisition Agreements”):

CTRL Share Purchase Agreement

On July 11, 2006, TSYS Card Tech Holding Limited, a wholly owned subsidiary of TSYS, and Jaffar and Bashar entered into a Share Purchase

Agreement (the “CTRL Share Purchase Agreement”). Pursuant to the CTRL Share Purchase Agreement, TSYS Card Tech Holding Limited acquired all of the outstanding shares of stock of CTRL for an aggregate purchase price of approximately $21.0 million.

CTSL Asset Sale Agreement

On July 11, 2006, TSYS Card Tech Services LTD (Cyprus), a wholly owned subsidiary of TSYS, and CTSL entered into an Asset Purchase Agreement (the “CTSL Asset Purchase Agreement”). The CTSL Asset Purchase Agreement provided for the purchase by TSYS Card Tech Services LTD (Cyprus) of all property, rights and assets owned by CTSL and used or enjoyed in the CTL Business at closing for a purchase price of approximately $21.0 million.

CTL Asset Sale Agreement

On July 11, 2006, TSYS Card Tech Limited, a wholly owned subsidiary of TSYS, and CTL entered into an Asset Purchase Agreement (the “CTL Asset Purchase Agreement”). The CTL Asset Purchase Agreement provided for the purchase by TSYS Card Tech Limited of all property, rights and assets owned by CTL and used or enjoyed in the CTL Business at closing for a purchase price of $7.5 million.

CTML Share Purchase Agreement

On July 11, 2006, TSYS Card Tech Services Limited (Cyprus), a wholly owned subsidiary of TSYS, and CTSL entered into a Share Purchase Agreement (the “CTML Share Purchase Agreement”). Pursuant to the CTML Share Purchase Agreement, TSYS Card Tech Services Limited (Cyprus) acquired all of the outstanding shares of stock of CTML for an aggregate purchase price of $5.0 million.

Deed of Warranty

On July 11, 2006, each of the parties to the Acquisition Agreements described above entered into a Deed of Warranty (the “Deed of Warranty”). The Deed of Warranty contains provisions relating to adjustments to the aggregate purchase price and the calculation of working capital of the CTL Business at closing. The Deed of Warranty also contains provisions relating to the indemnity obligations of the sellers as well as escrow arrangements.

Each of the Acquisition Agreements described above contain customary representations, warranties and covenants, including non-compete provisions in favor of each of the TSYS acquiring entities.

The foregoing description of the Acquisition Agreements is qualified in its entirety by reference to the full text of the Acquisition Agreements, each of which is filed as an exhibit hereto and incorporated by reference herein. TSYS shall furnish supplementally a copy of any omitted schedule to the Commission upon request.

Item 7.01	Regulation FD Disclosure. See Item 1.01 above
Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits
	Exhibit No.	Description
	2.1	CTRL Share Purchase Agreement
	2.2	CTSL Asset Sale Agreement
	2.3	CTL Asset Sale Agreement
	2.4	CTML Share Purchase Agreement
	2.5	Deed of Warranty
	99.1	TSYS’ press release dated July 11, 2006 in connection with the Acquisitions

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, TSYS has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC. (“TSYS”)

Dated: July 11, 2006	By:/s/ Kathleen Moates Kathleen Moates Senior Deputy General Counsel

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